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Exhibit 99.3

                                                                                                                                                       , 2012

EXCHANGE AGENT AGREEMENT

The Bank of New York Mellon Trust Company, N.A.
400 South Hope Street, Suite 400
Los Angeles, California 90071
Attention: Corporate Unit

Ladies and Gentlemen:

        DIRECTV Holdings LLC, a Delaware limited liability company (the "Company"), DIRECTV Financing Co., Inc., a Delaware corporation (the "Co-Issuer"), and DIRECTV, DIRECTV Enterprises, LLC, DIRECTV Customer Services, Inc., DIRECTV Merchandising, Inc., DIRECTV, LLC, DIRECTV Home Services LLC and LABC Productions, LLC (the "Guarantors" and together with the Company and the Co-Issuer, the "Issuers") propose to make an offer (the "Exchange Offer") to exchange all of the Issuers' outstanding unregistered 2.400% Senior Notes Due 2017, 3.800% Senior Notes Due 2022 and 5.150% Senior Notes Due 2042 (the "Old Securities") for the Issuers' registered 2.400% Senior Notes Due 2017, 3.800% Senior Notes Due 2022 and 5.150% Senior Notes Due 2042 (the "New Securities"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated             , 2012 (the "Prospectus"), proposed to be distributed to all record holders of the Old Securities. The Old Securities and the New Securities are collectively referred to herein as the "Securities".

        The Issuers hereby appoint The Bank of New York Mellon Trust Company, N.A. to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to The Bank of New York Mellon Trust Company, N.A.

        The Exchange Offer is expected to be commenced by the Issuers on or about                        , 2012. The Letter of Transmittal accompanying the Prospectus (or in the case of book-entry securities, the Automated Tender Offer Program ("ATOP") of the Book-Entry Transfer Facility (as defined below)) is to be used by the holders of the Old Securities to accept the Exchange Offer and contains instructions with respect to the delivery of certificates for Old Securities tendered in connection therewith.

        The Exchange Offer shall expire at 5:00 p.m., New York City time, on                        , 2012 or on such subsequent date or time to which the Issuers may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Issuers expressly reserve the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (promptly confirmed in writing) or written notice to you before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date.

        The Issuers expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Securities not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption "The Exchange Offer—Conditions." The Company will give oral (promptly confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.

        In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

        1.     You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

        2.     You will establish a book-entry account with respect to the Old Securities at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Old Securities by causing the Book-Entry Transfer Facility to transfer such Old Securities into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

        3.     You are to examine each of the Letters of Transmittal and certificates for Old Securities (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Old Securities to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein; and (ii) the Old Securities have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Old Securities are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be reasonably necessary or advisable to cause such irregularity to be corrected.

        4.     With the approval of the Chief Executive Officer, the President, the Chief Financial Officer, the General Counsel, the Treasurer, the Controller or any Vice President of the Company (such approval, if given orally, to be promptly confirmed in writing) or any other party designated in writing, by such an officer, you are authorized to waive any irregularities in connection with any tender of Old Securities pursuant to the Exchange Offer.

        5.     Tenders of Old Securities may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer—Procedures for Tendering", and Old Securities shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

        Notwithstanding the provisions of this Section 5, Old Securities which the Chief Executive Officer, the President, the Chief Financial Officer, the General Counsel, the Treasurer, the Controller or any Vice President of the Company shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be promptly confirmed in writing).

        6.     You shall advise the Company with respect to any Old Securities received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Securities.

        7.     You shall accept tenders:

          (a)   in cases where the Old Securities are registered in two or more names only if signed by all named holders;

          (b)   in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

          (c)   from persons other than the registered holder of Old Securities, provided that customary transfer requirements, including payment of any applicable transfer taxes, are fulfilled.

        You shall accept partial tenders of Old Securities where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Securities to the registrar for split-up and return any untendered Old Securities to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

        8.     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Issuers will notify you (such notice, if given orally, to be promptly confirmed in writing) of their acceptance, promptly after the Expiration Date, of all Old Securities properly tendered and you, on behalf of the Issuers, will exchange such Old Securities for New Securities and cause such Old Securities to be cancelled. Delivery of New Securities will be made on behalf of the Issuers by you at the rate of $1,000 principal amount of New Securities for each $1,000 principal amount of the corresponding series of Old Securities tendered promptly after notice (such notice if given orally, to be promptly confirmed in writing) of acceptance of said Old Securities by the Issuers; provided, however, that in all cases, Old Securities tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Securities (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees and any other required documents. You shall issue New Securities only in denominations of $1,000 or any integral multiple thereof.

        9.     Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Securities tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

        10.   The Issuers shall not be required to exchange any Old Securities tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Issuers not to exchange any Old Securities tendered shall be given (if given orally, to be promptly confirmed in writing) by the Company to you.

        11.   If, pursuant to the Exchange Offer, the Issuers do not accept for exchange all or part of the Old Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer—Conditions" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Old Securities (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

        12.   All certificates for reissued Old Securities, unaccepted Old Securities or for New Securities shall be forwarded by first-class mail.

        13.   You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

        14.   As Exchange Agent hereunder you:

          (a)   shall not be liable for any action or omission to act unless the same constitutes your own gross negligence, willful misconduct or bad faith, and in no event shall you be liable to a securityholder, the Issuers or any third party for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) arising in connection with this Agreement irrespective of whether you have been advised of the likelihood of such loss or damage and regardless of the form of action;

          (b)   shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing between you and the Issuers;

          (c)   will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Old Securities represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

          (d)   shall not be obligated to take any legal action hereunder which might in your judgment involve any expense or liability, unless you shall have been furnished with indemnity satisfactory to you;

          (e)   may conclusively rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and believed by you to be genuine and to have been signed or presented by the proper person or persons;

          (f)    may act upon any tender, statement, request, document, agreement, certificate or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or presented by the proper person or persons;

          (g)   may conclusively rely on and shall be protected in acting upon written or oral instructions from any authorized officer of the Issuers;

          (h)   may consult with counsel of your selection with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel;

          (i)    shall in no event be responsible or liable for any failure or delay in the performance of your obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond your reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services; and

          (j)    shall not advise any person tendering Old Securities pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Old Securities.

        15.   You shall take such action as may from time to time be requested by the Issuers (and such other action as you may deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery (as defined in the Prospectus) or such other forms as may be approved from time to time by the Issuers, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Issuers will furnish you with copies of such documents on your request. All other requests for information relating to the Exchange Offer shall be directed to the Issuers, Attention: Hilary J. Hatch, Assistant General Counsel.

        16.   You shall advise by e-mail transmission Hilary J. Hatch, the Assistant General Counsel of the Issuers (at hjhatch@directv.com), Matthew Bloch, outside counsel for the Issuers (at matthew.bloch@weil.com), Peter Godhard , outside counsel for the Issuers (at peter.godhard@weil.com), Jordan Fasbender, outside counsel for the Issuers (at jordan.fasbender@weil.com) and such other person or persons as the Issuers may request, daily (and more frequently during the week immediately preceding the Expiration Date if requested) up to and including the Expiration Date, as to the number of Old Securities which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Issuers or any such other person or persons upon oral request made from time to time prior to the Expiration Date of such other information as they may reasonably request. Such cooperation shall include, without limitation, the granting by you to the Issuers and such person as the Issuers may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Issuers shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Securities tendered, the aggregate principal amount of Old Securities accepted and deliver said list to the Issuers.

        17.   Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and, after the expiration of the Exchange Offer, the time, of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Issuers.

        18.   For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as shall be agreed in writing between the Issuers and you. The provisions of this section shall survive the termination of this Agreement.

        19.   You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to your duties, liabilities and indemnification as Exchange Agent.

        20.   The Company covenants and agrees to fully indemnify and hold you harmless against any and all loss, liability, cost or expense, including attorneys' fees and expenses, incurred without gross negligence or willful misconduct on your part, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Securities believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Securities. In each case, the Company shall be notified by you, by letter or facsimile transmission, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or shall have been served with a summons in connection therewith. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you, so long as the Company shall retain counsel satisfactory to you to defend such suit, and so long as you have not determined, in your reasonable judgment, that a conflict of interest exists between you and the Company. The provisions of this section shall survive the termination of this Agreement.

        21.   You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service.

        22.   You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Securities, the Issuers check in the amount of all transfer taxes so payable; provided, however, that you shall reimburse the Issuers for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

        23.   This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

        24.   This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

        25.   In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        26.   This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

        27.   Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

    If to the Issuers:

      DIRECTV Holdings LLC
      2230 East Imperial Highway
      El Segundo, California 90245
      Facsimile: (310) 964-0838
      Attention: Larry D. Hunter, Executive Vice President and General Counsel

    With copies to:

      Weil Gotshal & Manges LLP
      767 Fifth Avenue
      New York, New York 10153
      Facsimile: (212) 310-8007
      Attention: Matthew D. Bloch, Esq.
                        Michael E. Lubowitz, Esq.

    If to the Exchange Agent:

      The Bank of New York Mellon Trust Company, N.A.
      400 South Hope Street, Suite 400
      Los Angeles, California 90071
      Facsimile: 213-630-6298
      Attention: Corporate Unit

        28.   EACH OF THE ISSUERS AND THE EXCHANGE AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY.

        29.   The Exchange Agent agrees to accept and act upon instructions or directions pursuant to this agreement sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Exchange Agent shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Issuers elect to give the Exchange Agent e-mail or facsimile instructions (or instructions by a similar electronic method) and the Exchange Agent in its discretion elects to act upon such instructions, the Exchange Agent's understanding of such instructions shall be deemed controlling. The Exchange Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Exchange Agent's reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Issuers agree to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Exchange Agent, including without limitation the risk of the Exchange Agent acting on unauthorized instructions, and the risk or interception and misuse by third parties.

        30.   Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 18 and 20 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Issuers any certificates for Securities, funds or property then held by you as Exchange Agent under this Agreement.

        31.   This Agreement shall be binding and effective as of the date hereof.

[Signature Page Follows]

        Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

DIRECTV Holdings LLC DIRECTV Financing Co., Inc.
By:	Name: Patrick T. Doyle Title: Chief Financial Officer and Executive Vice President

Accepted as of the date first above written:
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Exchange Agent
By:

Name:
Title:

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  Exhibit 99.3